May 17, 2006

Artisan Distributors LLC

875 East Wisconsin Avenue

Suite 800

Milwaukee, Wisconsin 53202

Ladies and Gentlemen:

This is to advise you that Artisan Funds, Inc. has established a new series of shares to be known as Artisan Emerging Markets Fund. The series has two classes, an Investor Shares class and an Institutional Shares class. In accordance with paragraph 6 of the Distribution Agreement between Artisan Funds, Inc. and Artisan Distributors LLC dated as of October 29, 1998, Artisan Funds, Inc. hereby requests that you act as Distributor for each class of the new series under the terms of the Distribution Agreement.

Please indicate your acceptance of this appointment as Distributor by executing two copies of this Letter Agreement, returning one copy to us and retaining one copy for your records.

ARTISAN FUNDS, INC.

By:	/s/ Lawrence A. Totsky
Lawrence A. Totsky
Chief Financial Officer

Agreed to this 17th day of May, 2006

ARTISAN DISTRIBUTORS LLC

By:	/s/ Janet D. Olsen
Name:	Janet D. Olsen
Title:	Vice President